Exhibit 99.1
“American Oil & Gas Signs Participation Agreement Increasing Ownership in Core Project Areas
Transaction results in increasing American’s ownership in Powder River and Big Horn Basin Project Areas from 75% to 90%
     DENVER- American Oil & Gas, Inc. (AMEX: AEZ) today announced that it has entered into a participation agreement with Casper, Wyoming based North Finn LLC. Under the agreement, American will fund 60% of North Finn’s future lease, drilling and other project related capital obligations in jointly owned project areas, in order to earn 60% of North Finn’s interest in that particular lease or well, including offset locations. American will pay $535,000, and will reimburse North Finn for 60% of all project related costs that North Finn has incurred in jointly owned project areas after the effective date of August 1, 2005. American and North Finn each has the right, during specified time periods, to trigger the transfer by North Finn to American of 60% of North Finn’s interests in any unearned project areas in which American already has an interest, and a simultaneous issuance by American to North Finn of 2,900,000 restricted shares of common stock of American. North Finn can require that this exchange occur at any time on or before July 31, 2012, and American can require that the exchange occur at any time beginning August 1, 2010 and ending July 31, 2012. If the exchange occurs and American receives the 60% interest from North Finn, American will not earn or fund any additional interests in the North Finn acreage under this agreement. In many of the joint project areas, North Finn owns a 25% working interest and American owns a 75% working interest.
     “This transaction represents a valuable increase in our working interests in approximately 200,000 gross acres, where we already own interests,” said Andy Calerich, President of American. “As a result, we have the opportunity to increase our working interests in jointly owned areas by 20% and increase our overall acreage position by 16%, in exchange for stock representing approximately 7% of our total outstanding common shares, including the equivalent common shares underlying our convertible preferred stock.”
     The acquisition essentially increases American’s working interests in the following Rocky Mountain based oil and gas projects:
•	Working interests in the approximate 70,000 gross acre Douglas project (excluding the Fetter field project area) will increase from 75% to 90%.
•	Working interests in the approximate 51,000 gross acre Fetter field project area will increase from 56.25% to 67.5%, assuming the private Oklahoma based company meets their obligations under their agreement to earn a 25% interest in the area.
•	Working interests in the approximate 50,000 gross acre Krejci oil project will increase from 75% to 90%.
•	Working interests in the approximate 16,000 gross acre Bear Creek coalbed methane project will increase from 75% to 90%.
•	Similar working interest increases within other peripheral projects are also included in this agreement.
     American and North Finn will continue their strategic relationship pursuant to which American has the right to acquire, on a proportionate cost basis with North Finn, 90% of the amount of any oil and gas project being acquired by North Finn, and North Finn has the right to acquire 10% of the amount of any oil and gas project acquired by American. This strategic relationship was originally formed when American transitioned into the business of oil and gas exploration and production in January of 2003.
     American also announced that the Strock #1-20 well has been drilled through the target Parkman formation at 7,200 feet. This well did not encounter commercial quantities of oil or natural gas and was plugged and abandoned. Pat O’Brien commented, “this was a peripheral well to our focus area along the southern edge of the Powder River Basin. Although this well was unsuccessful, we earned the deep rights in approximately 5,000 additional acres, adjoining our Fetter project.” American estimates its working interest share of the costs to drill the Strock #1-20 well at approximately $200,000.
     American Oil and Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil and Gas, Inc. can be found at the Company’s website: www.americanoilandgasinc.com.
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     This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. This press release may include the opinions of American Oil & Gas, Inc. and does not necessarily include the views of any other person or entity.”